Exhibit 99.1

ICEWEB APPOINTS TECHNOLOGY INDUSTRY VETERAN ROB HOWE AS CEO

STERLING, VA. – (PR NEWSWIRE) – July 24, 2012 – IceWEB, Inc.™, www.IceWEB.com, a leading provider of Unified Data Storage appliances for cloud and virtual environments, today announced that it has appointed Rob Howe as the company’s new Chief Executive Officer, effective immediately.

Mr. Howe has spent more than 24 years in the technology industry, with companies ranging from privately held startups to several of the largest technology corporations. He is the former President of CompUSA, as well as the former VP and GM of AT&T’s worldwide PC business, and the former Senior VP of Dell North America. He is credited with the turnaround of Etelcharge.com as its former CEO, and most recently served as President and COO of McCusker & Company. Mr. Howe holds a Master’s degree from Auburn University and a B.A. degree from Birmingham Southern College. He will be based at IceWEB’s corporate headquarters location in Sterling, Virginia on a full time basis, indefinitely.

Rob is an incredibly dynamic, and intelligent, business-savvy leader with the key ingredients to forge IceWEB’s success,” said Hal Compton, Sr., Chairman of IceWEB. “His consistent track record of success with technology companies provides overwhelming evidence as to his effectiveness in tackling each new challenge with the objectivity, leadership and skill required to achieve extremely positive results. On behalf of the IceWEB Board of Directors, we are extremely pleased to place Rob at the helm in the wake of John Signorello’s recent sudden passing.”

“With a strong management team in place and solid products in a large, rapidly expanding market, IceWEB is in a unique position,” Mr. Howe said. “I am honored to be appointed by IceWEB’s Board as its new CEO, with my goal being to maximize the Company’s potential and to achieve the high expectations of IceWEB’s Board, customers, partners, employees and shareholders.”

Mr. Compton, who served as IceWEB’s CEO on an interim basis following the sudden passing of IceWEB CEO John Signorello, remains as IceWEB’s Chairman of the Board while relinquishing his position as IceWEB’s CEO to Mr. Howe.

About IceWEB, Inc.

Headquartered just outside of Washington, D.C., IceWEB manufactures award-winning, high performance unified data storage appliances with enterprise storage management capabilities at a fraction of the price of traditional providers. Through thin provisioning, target deduplication and inline compression, IceWEB’s unified storage arrays enable standardization, consolidation and optimized storage utilization for virtual and cloud environments, saving up to 90% of storage costs, while reducing space, power and cooling requirements and simplifying storage management. For more information please call 800-465-4637 or visit www.iceweb.com.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify those so-called "forward looking statements" by words such as "may," "will," "should," "expects," "plans," "targets," "believes," "anticipates," "estimates," "predicts," "potential," or "continue" or the negative of those words and other comparable words. These forward looking statements are subject to risks and uncertainties, product tests, commercialization risks, availability of financing and results of financing efforts that could cause actual results to differ materially from historical results or those anticipated. Further information regarding these and other risks is described from time to time in the Company's filings with the SEC, which are available on its website at: http://www.sec.gov. We assume no obligation to update or alter our forward-looking statements made in this release or in any periodic report filed by us under the Securities Exchange Act of 1934, as amended, or any other document, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

Contact:

IceWEB, Inc.

Investor Relations, 571.287.2400

investor@iceweb.com